Exhibit 99.3

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Zimmer Energy Transition Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of Zimmer Energy Transition Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 31, 2021	By:	/s/ Kimberly M. Blank

Print Name:	Kimberly M. Blank